PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark F. Bradley
August 27, 2009		President and Chief Executive Officer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
THIRD QUARTER 2009 DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.10 per common share payable October 1, 2009, to common shareholders of record on September 15, 2009.  The third quarter dividend represents a reduction from the $0.23 per common share paid for the second quarter of 2009 and an annualized dividend yield of 2.38% based on the closing stock price of Peoples’ common shares of $16.82 on August 26, 2009.
“Our decision to reduce the dividend was difficult considering our long history of dividend growth, but it preserves capital and further strengthens our balance sheet as we manage through challenging economic times,” said Mark F. Bradley, President and Chief Executive Officer.  “We believe it is prudent to maintain and build Peoples’ strong capital position to drive future earnings growth.”
The third quarter dividend payment approximates $1.1 million based on 10.5 million common shares currently outstanding.
“The lower dividend balances the need to maintain a dividend payout consistent with recent earnings levels and long-term capital needs, plus provide an appropriate return on shareholder investment” continued Bradley.  “Future dividend payments will be determined each quarter based upon Peoples’ performance and be consistent with our long-term goal to be a strong competitor in the markets we serve.”
Peoples’ capital continues to be significantly higher than regulatory minimums needed to be considered “well-capitalized”.  At June 30, 2009, Peoples’ Tier 1 Common, Total Tier 1 and Total Risk-Based Capital ratios were 10.24%, 14.85% and 16.19%, compared to the well- capitalized minimum ratios of 4%, 6% and 10%, respectively.
Peoples Bancorp Inc. is a diversified financial products and services company with $2.0 billion in assets, 47 locations and 39 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc., which includes the Putnam and Barengo divisions.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

Safe Harbor Statement:
Certain statements made in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.

These forward-looking statements reflect management’s current expectations based on all information available and its knowledge of Peoples’ business and operations.  Additionally, Peoples’ financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially.  These factors include, but are not limited to: (1) continued deterioration in the credit quality of Peoples’ loan portfolio could occur due to a number of factors, such as adverse changes in economic conditions that impair the ability of borrowers to repay their loans, the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be less favorable than expected, which may adversely impact the provision for loan losses; (2) competitive pressures among financial institutions or from non-financial institutions, which may increase significantly; (3) changes in the interest rate environment, which may adversely impact interest margins; (4) changes in prepayment speeds, loan originations, and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) general economic conditions and weakening in the economy, specifically the real estate market, either national or in the states in which Peoples does business, which may be less favorable than expected; (6) political developments, wars or other hostilities, which may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions, which may adversely affect the business of Peoples and its subsidiaries; (8) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples’ investment portfolio; (9) a delayed or incomplete resolution of regulatory issues that could arise; (10) Peoples’ ability to receive dividends from its subsidiaries; (11) the impact of larger or similar financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples; (12) changes in accounting standards, policies, estimates or procedures, which may impact Peoples’ reported financial condition or results of operations; (13) Peoples’ ability to maintain required capital levels and adequate sources of funding and liquidity; (14) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (15) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; and (16) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples’ reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
    Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance.  Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.  Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

END OF RELEASE